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                                                                 Exhibit 10.2





                              MARUBENI CORPORATION

                           DISTRIBUTORSHIP AGREEMENT







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                       ----------------------------------
                       COMPANY CONFIDENTIAL [LOGO: SPIRE]
                       ----------------------------------

                                  CONFIDENTIAL

                            DISTRIBUTORSHIP AGREEMENT

     This Agreement is made as of 31 March 1997, between Spire Corporation, with its principal place of business located at One Patriots Park. Bedford. Massachusetts, USA (hereinafter called "Company") and Marubeni Corporation, Nagoya Branch with its principal place of business located at 2-4 Nishiki 2-chome Naka-ku, Nagoya-shi, Aichi Prefecture, Japan (hereinafter called the "Distributor").

     IT IS AGREED as follows:

                                    ARTICLE I

                                Term of Agreement

     1.1 This Agreement is effective as of the date written above and will remain in effect for five years from the date above. This Agreement will renew automatically at the end of every second year thereafter unless either party gives Notice of Intent not to renew no less than sixty (60) days prior to the second year anniversary date or unless the earlier termination of this Agreement in accordance with Article VIII. This Agreement supersedes all prior Agreements between the parties hereto with respect to its subject matter.

     1.2 Distributor's right of distribution as described herein is contingent upon the purchase from Company of demonstration equipment for Module Manufacturing, otherwise referred to as "Equipment", consisting of the following individual units: SPI-CELL TEST 1000, SPI-LAMINATOR 350 (with Prototype Automation System), SPI-SUN SIMULATOR 460i, and SPI-ARRAY TESTER 800, manufactured according to Company's standard specifications unless advised by Distributor of more appropriate market-driven specification(s). The purchase and sale of the Equipment shall be accomplished by the issuance of a standard purchase order with terms and conditions which shall be mutually agreed to between the parties. The price of the Equipment as defined above is based upon the 1997 standard list price published 11 March 1997, less a discount of

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8% on all items except the SPI-SUN SIMULATOR 460i, which is discounted 10%. The total net purchase price is $617,377.00 (unless Distributor's order deviates from Company's standard specifications on all standard items). Distributor shall furnish Company with a purchase order at the earliest possible opportunity. Failure of Distributor to issue a purchase order as described above and make a down-payment in accordance with said purchase order, shall cancel Distributor's right of distribution and void this Agreement if not done within ninety (90) days of the effective date of this Agreement. Distributor shall further select a location for the installation of the Equipment and shall be responsible for all costs associated with the installation and commissioning (including training of operating personnel as needed) of the Equipment. The Equipment and its installation site will be maintained as a showroom for prospective customers and a training facility for after-product delivery. If circumstances warrant, Distributor may distribute single units of Equipment. Distributor will inform Company of such distribution. Distributor may sell under such circumstance, a part of the Equipment with the condition that for a period of two years from the date of this agreement, or until Equipment is manufactured in Japan, it order a replacement within sixty (60) days.

1.3  a.   Company and Distributor will fix the minimum sales target for each year by a letter of mutual agreement which makes reference to this agreement. Negotiation of such minimum sales target shall begin in December of 1998, and each December thereafter unless the parties should decide otherwise. Should Distributor have failed to reach the target for that year, the parties shall discuss an appropriate remedy, if any, at that time.

     b.   The 1998 minimum sales target shall be $2,500,000 U.S. Dollars.

                                   ARTICLE II

                                 Sales Territory

2.1 Company appoints the Distributor, and the Distributor agrees to act as an exclusive Distributor for Company with respect to Customers, located in the geographical area set forth in Exhibit A (hereinafter called "the Territory") for the purpose of affecting the sale of the products and services, manufactured or marketed as set forth on Schedule 1 (all of which are hereafter



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     collectively referred to as "the Products") and such other products and services as may hereafter mutually be agreed between the parties in writing and added to Schedule 1. Company may from time to time, offer products, solicit business or enter into direct negotiations with a Customer within the Territory when Company and Distributor conclude that circumstances warrant it. Company and Distributor shall negotiate compensation for any support that Distributor may offer in such circumstances. Company will additionally, in such circumstances, keep Distributor wholly aware of the particulars of any such transaction and negotiations leading thereto. Distributor shall have non-exclusive distributorship rights on a case-by-case basis outside of the Territory.

2.2 The Company agrees that, during the term of this Agreement, it will not sell the Products in the Territory itself, except as provided in Article 2.1, nor will it sell the Products to any third party who it knows, or should reasonably know, intends to promote sales of the products in the Territory. The Company further agrees that during the term of this Agreement, it will not itself take, nor cause any third party to take action which may tend to damage, limit, or circumscribe the exclusive rights of the Distributor granted herein.

2.3 The Company also agrees to refer to the Distributor all inquiries or orders for the products received from any person, firm, or company residing or carrying on business in the Territory.

2.4 The Company will decide whether Equipment sold outside of Japan will be built by Company or by Distributor under the terms of Equipment Manufacturing License Agreement.

                                   ARTICLE III

                       Responsibilities of the Distributor

3.1 The Distributor will, during the term of this Agreement, diligently and faithfully serve as Company's Distributor and will use its best efforts to increase the sale of the Products and promote the interests of Company within the Territory and will not do anything that may hinder such sales. Distributor agrees to assign at all times a minimum of three sales persons to sell and market the Products, including a Sales Manager and a Sales Staff for sales in the Territory. The Distributor will cause these sales persons and any other required personnel to plan and execute a sales and marketing


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campaign. Distributor shall use in the capacity of Sales Manager, a Japanese
National with skill and experience at selling equipment used in the PV Device manufacturing industry (hereinafter known as "Sales Manager"). Sales Manager may be independent or an employee of Distributor. Distributor shall make available to Sales Manager office space and support at its facility. While he is independent the Sales Manager's business card shall bear Company's corporate identification, but the address of Distributor's facility. Distributor shall bear all the cost of the business activity of sales manager while he is independent, but Company will partially support such activities with a payment of $5,000 U.S. each month through December, 1998 to Distributor. Distributor and Sales Manager will formally commence sales of Company's Products on 1 May 1997.

3.2 The Distributor will provide Company with occasional timely reports summarizing the distributor's activities with respect to sales and marketing of the products; market conditions including specific industry information; competitive conditions; customer service issues; etc. These reports may be made in the form of notes concerning customer contacts, oral telephone reports to company personnel, or by other informal means. In general, the Distributor agrees to keep Company informed on a timely basis of any development within the Territory affecting the sale or potential sale of Company's Products.

3.3 The Distributor agrees to provide assistance, including the dissemination of technical information and sales literature, to existing and potential Customers, and to act as liaison between Company and these Customers should such a requirement arise.

3.4 The relationship established hereunder is that of an independent contractor and the Distributor shall sell the products in its own name and on its own account. The Distributor will have no authority to execute contracts, Agreements, documents, or instruments on behalf of Company, to pledge the credit of Company, to accept orders on Company's behalf, or to otherwise bind Company and shall not hold itself out as having such authority. Any such actions taken by the Distributor, representations made by the Distributor, or undertakings of the Distributor are understood to be on Distributor's account and Distributor shall be responsible for all such actions, representations or undertakings. The Distributor will not, without the written authority of Company, make any representations or warranties regarding the Products beyond the express warranties and

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representations made in currently effective data sheets and sales documents issued by Company. The Distributor shall have the right to use the trade names, trademarks, symbols and identification of Company only to the extent and in the manner authorized in advance by Company. Any such use shall be made only in the reasonable belief that such use will further the interests of Company, particularly with respect to promoting the sale of Products. No such use shall in any manner create any rights in the Distributor, but all such use by the Distributor shall be made on behalf of and shall inure to the benefit of Company. Upon termination of this Agreement for any reason whatsoever the Distributor shall immediately discontinue all such use.

3.5 The Distributor shall keep Company informed of laws, regulations, and practices in the Territory which have material impact on Company's business in that Territory and shall provide whatever other administrative (i.e., non-selling) services as may be necessary in order to generate, develop, consummate, and support sales of Products in the Territory (e.g., bonds, local taxes, customs, clearances, installation arrangements, etc.).

3.6 The Distributor agrees to conduct all of its business in its own name and at its own expense. The Distributor further agrees to conduct itself and its business in a manner which will not reflect discredit to itself or to Company. The Distributor will comply with all applicable laws and regulations of all relevant jurisdictions in the performance of all of its duties and obligations under this Agreement.

3.7 Distributor (or any agent or Sublicensee of Distributor under this or any other Agreement) and Company agree that improvements to the maintenance, operation, and repair of the Equipment (in 1.2 above) made, invented, originated or innovated by either party remains the exclusive property of the party responsible, but are hereby licensed for unlimited use, manufacture or sale throughout the world by the Company without further compensation to either party during the term of this Agreement. Thereafter, either party may negotiate a separate license from the other for that purpose.

3.8 Distributor will maintain a field service staff of sufficient size and ability to respond to service requests in a manner commensurate with customer demands.

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3.9  Negotiations to separate sales representative responsibility from Company's current sales representative in the Territory shall occur directly between distributor and the other party.



                                   ARTICLE IV

                           Company's Responsibilities

4.1 Company will respond to Distributor's request for quotations on a priority basis. Company will not sell the Products in the Territory under all normal situations, but may do so under conditions described in 2.1 above. Company shall further be obligated to discourage potential Customers in the Territory from transacting business involving the Products with the Company directly. Company shall at all times furnish Distributor with copies of correspondence between Customers and potential Customers in the Territory.

4.2 Company will respond promptly to all requests for technical assistance, sales promotional materials, and training as is reasonable and necessary for the Distributor to promote sales of the Product in the Territory.

4.3 Company will offer Distributor prices in accordance with Article 7.1 for purchase by Distributor of the Products to be distributed within the Territory

4.4 Company is obligated to accept purchase orders issued to it by Distributor providing that:

     a. such orders reflect the terms and conditions for payment stated in Company's quotation, and any other Terms and Conditions agreed upon by the parties from time to time, or any deviation there from negotiated by Distributor and Company prior to the Distributor's issuance and,

     b. all such orders are for Products covered by this agreement for sales within the Territory.

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     4.5  Company agrees to make all shipment of the products hereunder on or before the date specified for such shipment in any individual purchase contract (described below) into which the Company and Distributor may enter, and Company agrees to abide by the Terms and Conditions thereof. Company shall make all arrangements in a timely manner for any export licenses or permits which may be required.



                                    ARTICLE V

                       Non-Competition and Representation

5.1 In partial consideration for the appointment of Distributor as a distributor by Company, the Distributor agrees that, during the term of this Agreement and for a period of eighteen (18) months after the termination of this Agreement for any reason, it will not sell or lease any products, instruments, devices or services of the kind as set forth in ARTICLE VI, Products, Pricing and Purchase Order. Distributor agrees further that it will not, during the above-referenced period, provide sales and/or technical representation services for any other business entity engaged in the manufacture and sales of equipment or services of a type the same or similar as set forth in Schedule 1.

 5.2 The Distributor agrees that all data, drawings, proposals, models, machines, instruments, reports, customer lists or other documents, or material (hereinafter called "Data and Material") received from Company will be treated as the confidential, proprietary business information of Company, and will not be disclosed or displayed to anyone, except as specifically authorized by Company in writing. Upon termination of this Agreement for any reason, Distributor agrees to rerum to Company all Data and Material in its possession without retaining copies thereof. The Distributor further agrees to require each of its employees who will have access to or possession of such Data and Material to agree in writing that he or she will not disclose or display such Data and Material to anyone, except as provided above. The Distributor agrees at all times during the continuance of this Agreement and thereafter for a period of eighteen (18) months after the termination of this Agreement, to keep secret and not divulge by writing, conversation, actions or otherwise, to any person, firm, corporation, or entity, any information regarding the processes, selling techniques, customers or any other features of the business of Company except by prior written authorization of Company.

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5.3      Notwithstanding anything to the contrary, the obligations created under this Article 5.2 shall not apply to any data, materials or other information (i) which is available to the public at the time of its disclosure or becomes publicly available after such disclosure by any means other than a breach of this agreement, (ii) is known by the Distributor prior to its disclosure or is obtained on a non-confidential basis from a source which is not under any obligation to maintain its confidentiality; or (iii) the Distributor is required by law to disclose.


                                   ARTICLE VI

                      Products, Pricing and Purchase Order

 6.1 The Products and Pricing covered by this Agreement and the prices of such Products when sold by Company to Distributor, are set forth on Schedule 1, attached hereto and made a part hereof. This Agreement does not include any other products and services offered for sale by Company, unless agreed to in writing by the parties.

6.2 Company and Distributor shall enter into a purchase contract for each of Distributor's orders with Company. Such purchase contract will be founded upon Company's quotations or offers, but subject to negotiation by Company and Distributor. Company will acknowledge acceptance of each purchase contract and its Terms and Conditions in writing using a form entitled "Confirmation of Purchase Contract." (an example is attached hereto as Exhibit B).

6.3 Each purchase contract shall incorporate all of the Terms and Conditions hereof to the extent they apply to the subject transaction of the purchase contract. In all cases this Agreement shall govern where its terms are inconsistent with those of the purchase contract, unless the parties shall agree that those of the purchase contract shall take precedence.

6.4 The failure by Company to return any countersigned "Confirmation of Purchase Contract" within twenty (20) days after dispatch by Distributor shall constitute its acceptance of the purchase contract and its Terms and Conditions.



                                   ARTICLE VII

                                     Pricing

7.1 Pricing as set forth on Schedule I shall be subject to the following terms and conditions:


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A.   All pricing is based on the current standard international price for the
Product bought by Distributor. The term "current" shall mean the calendar year in which the quotation is sought by Distributor. Company shall discount same by 8%, except that the SPI-SUN SIMULATORS shall be discounted by 10%. The following charges may be included in Company's pricing or itemized on its invoice as necessary:

     1. The amount of any sales, duties, excise, gross receipts, or like taxes, excluding income taxes, which is either added to the selling price or absorbed therein, or paid to any taxing authority by Company;

     2. Intercompany sales between or among Company and its corporate affiliates;

     3.   Import or export duties, license fees and similar charges;

     4.   Transportation charges;

B. Distributor may apply any markup (defined herein as the price Products are sold to Distributor's Customers less the current standard international price referenced in A. above) it chooses, so long as such markup is not prejudicial to the market for Company's Products, or tend to discourage the sales thereof or make any competing Product sufficiently attractive by comparison as to encourage sales of competing Product.

C. The exclusivity of the Distributor's rights in Territory do not necessarily extend to sales to United States Government installations located in the Territory. Such sales may be subject to the following conditions:

     1.   Company shall be the Seller, not Distributor, or

     2.   Distributor may not mark up the current standard international price.

In any such case, Company may negotiate with Distributor compensation for any services rendered by Distributor in connection with a sale for which Distributor shall make available substantiation of such services.

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     D.   Under certain specific circumstances when multi-national procurement is involved or when Company's Products are supplied as part of an overall system and the prime system contractor is located outside of Distributor's Territory, Distributor may be required to restrict or eliminate its markup. In such cases. Distributor and Company may negotiate the restriction of the markup, or if circumstance requires its elimination, a possible discount to Distributor should both parties agree that the situation warrants it.

     7.2 Should unusual circumstances warrant it, the Company may propose changes, alterations or amendments to its standard prices, terms and conditions, delivery schedules, and methods of payment, to take effect with sixty (60) days written notice unless Distributor and Company shall negotiate otherwise during that time. Such proposed changes, or changes otherwise negotiated, shall not apply to orders already accepted by the Company.



                                  ARTICLE VIII

                                   Termination

8.1 If, as a result of the Distributor's activities in any area of the Territory, the Company is subject to taxes (other than United States Federal Income or Excise Taxes) claimed by a Governmental Agency in such area and the Distributor does not compensate Company for such taxes, the Company may remove such area from the Territory.

8.2 Either party may forthwith terminate this Agreement upon notice if the other party is subject to bankruptcy, insolvency or reorganization proceedings, or other proceedings analogous in nature or effect, instituted by or against the other party, or the other party is dissolved or liquidated whether voluntarily or involuntarily, and receiver or trustee is appointed for all or a substantial part of the assets of the party or the other party makes an assignment for the benefit of creditors;

8.3 The following acts or omissions on the part of the Distributor shall constitute a default of this Agreement and entitle Company to terminate this Agreement forthwith:

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    A.   The Distributor's breach of any other covenant condition or restriction provided in this Agreement which is to be kept or performed by the Distributor, if the same is not cured within thirty (30) days after Company's notice requiring the cure.

    B.   If the Distributor shall:

         (i) cease to carry on a material part of the subject business of this Agreement

         (ii) suffer more than 25% of the power to elect its directors or persons performing similar functions to be under the control of any competitor of Company.

     C. If the Distributor engages in any conduct which in the opinion of Company is prejudicial to Company's interests.

8.4 Either party may forthwith terminate this Agreement if the other party breaches any provision, covenant or condition under this Agreement, and if the breach is not cured within thirty (30) days after notice requiting the cure.



                                   ARTICLE IX

                                    Warranty

9.1 Company warrants that the Product sold and delivered to Distributor hereunder shall have been produced in accordance with the then presently available best technical knowledge, and for a period of one hundred and eighty
(180) days from date of customer acceptance shall be free from all defects in design, materials and workmanship. If a longer warranty period is required by customers in Territory, the Distributor and Company will negotiate an extended Warranty contract. In addition, and not by way of limitation of the foregoing, the Products shall conform to any specifications mutually agreed upon between the parties.


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9.2  In the event that within the warranty period set forth in the foregoing
Article 9.1 any Product or part thereof is found to be defective or not in conformity with the agreed specifications, Company shall, within fifteen (15) days after receipt of the claim from the Distributor, repair or replace such defective or non-conforming Product or part thereof free of charge.

9.3 Shipping charges for Warranty replacement components will be paid by the Company. In the event of Product return to Company, the shipping charges for return of Product or components to the Company will be paid by Distributor or customer. Shipping charges for returning the Product or components after repair by Company will be paid by Company.



                                    ARTICLE X

                           Industrial Property Rights

10.1 The Company represents that to its knowledge at the time of this Agreement that neither the Products nor any part thereof infringe on any industrial property rights of any third party individual within the Territory.

10.2 The Company shall notify the Distributor of any actual or suspected conditions which may affect this representation.


                                   ARTICLE XI
                               General Provisions

A. No Waiver. Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

B. Notice. Any notice required or permitted under this Agreement shall be given in writing to the parties at their respective addresses specified above, or at such other address for a party as that party may specify by notice, by (i)
(A) delivery in hand or by postage prepaid, United States

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or Japanese first class mail and (B) registered or certified mail, return receipt requested, or (ii) by Federal Express or other form of expedited mail that provides for delivery to the sender of a signed receipt, or (iii) by telegram. Notice so sent shall be effective upon receipt.

C. Arbitration of Disputes. Any disputes that cannot be amicably resolved by the parties shall be submitted to binding arbitration for resolution. The arbitration shall be conducted before a panel of three (3) arbitrators in Boston, Massachusetts under the rules of the American Arbitration Association. Each party shall select one arbitrator and the two so chosen shall select the third, who shall act as chairperson. If a party shall fail to appoint an arbitrator within twenty (20) days after receiving written notice of the arbitration and the name of the arbitrator selected by the party initiating the arbitration, the initiating party may request that the American Arbitration Association appoint the second arbitrator, and if the two arbitrators so selected fail to select a third arbitrator within twenty (20) days after the appointment of the second arbitrator, either arbitrator may request that the American Arbitration Association select the third arbitrator. The decision of the majority of the arbitrators shall be final and binding on the parties with respect to all maters referred to the arbitration panel for decision and may be enforced in an appropriate court in any competent jurisdiction. The arbitrators shall not have the authority to award punitive or special damages. In the absence of a contrary ruling by the arbitrators, each party shall pay its own costs and fees in connection with the arbitration.

D. Miscellaneous. This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement, shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of The Commonwealth of Massachusetts applicable to contracts made, accepted, and performed wholly within The Commonwealth, without application of principles of conflict of laws; (iii) constitutes the entire Agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, Agreements, contracts, and the like between the parties in such respect; (iv) may be amended, modified, or terminated, and any right under this Agreement may be waived in whole or in part, only by a writing signed by both parties; (v) contains headings only for convenience, which headings do not form part, and shall not be used in

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construction, of this Agreement; (vi) shall bind and inure to the benefit of the parties and their respective legal representatives, successors and assigns, except that no party may delegate any of its obligations under this Agreement or assign this Agreement without the prior written consent of the other party;
(vii) is not intended to inure to the benefit of any third-party beneficiary;
and (viii) may be enforced only in courts located within The Commonwealth of Massachusetts, and the parties hereby agree that such courts shall have venue and exclusive subject matter and personal jurisdiction, and consent to service of process by registered mail, return receipt requested or by any other manner provided by law, and agree that the party to this Agreement prevailing in a suit or action arising from breach of this Agreement or any of its provisions shall be entitled to all costs of such suit or action, including reasonable attorney's fees.

E. Availability of Equitable Relief. The obligations imposed by this Agreement are unique. Breach of any of such obligations would injure the parties to this Agreement; such injury is likely to be difficult to measure; and monetary damages, even if ascertainable, are likely to be inadequate compensation for such injury. Therefore, the parties to this Agreement acknowledge and agree that protection of the respective interests in this Agreement would require equitable relief, including specific performance and injunctive relief, in addition to any other remedy or remedies that the parties may have at law or under this Agreement, including, without limitation, entitlement to reimbursement by the breaching party, or parties of the legal fees and expenses of the injured party or parties prevailing in any such suit.

F. Force Majeure. No party to this Agreement shall be responsible to the other for delays or errors in its performance or other breach under this Agreement occurring solely by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, fire, major mechanical breakdown, labor disputes, flood or catastrophe, acts of God, insurrection, war, riots, delays of suppliers or failure of transportation, communication or power supply.



     In WITNESS WHEREOF, the parties hereto have set their respective hands and seals, in a number of counterpart copies, each of which shall be deemed to be an original for all purposes.

MARUBENI CORPORATION                                SPIRE CORPORATION
--------------------                                -----------------

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        By: /s/ Yoshio Muto                        By: /s/ Roger G. Little
           -----------------------------              --------------------------
           Yoshio  Muto                                Roger G. Little
Title: General Manager of Machinery Dept.              Title: President
              Nagoya Branch


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                                    EXHIBIT A

                      PRODUCTS AND DISTRIBUTOR'S TERRITORY

                     TERRITORY                     PRODUCTS
 Section 1      Japan                   Spire Corporation SPI-LINES
                Taiwan                  (production lines), individual units of
                Vietnam                 equipment which constitute the SPI-
                Malaysia                LINES and related components and
                Thailand                accessories
                Korea
                Philippines



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                                   SCHEDULE 1

                         PRICING - PRODUCTS AND SERVICES

PRICING
-------

All pricing for sales to Distributor shall be in accordance with Article 7.1 of this Agreement unless otherwise agreed upon in any single sale for a particular customer in advance of completing the subject transaction(s).

PRODUCTS
--------

     For Customers in Territory described in Exhibit A:

     Spire Corporation SPI-LINES (Production Lines) and individual units of equipment which constitute such SPI-LINES.



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